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                                                                       EXHIBIT 5

                              Quarles & Brady LLP
                           411 East Wisconsin Avenue
                            Milwaukee, WI 53202-4497
                             Phone:  (414) 277-5000
                              Fax:  (414) 271-3552
                                www.quarles.com


                                                               November 16, 2001

Apogent Technologies Inc.
48 Congress Street
Portsmouth, New Hampshire  03801

     Re:  Apogent Technologies Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

     We are providing this opinion in connection with the Registration Statement of Apogent Technologies Inc. (formerly known as Sybron International Corporation) (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale of up to 1,600,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") and associated stock purchase rights (the "Rights") pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

     We have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Rights Agreement dated as of December 11, 2000 between the Company and Fleet National Bank (now succeeded by EquiServe Trust Company, N.A.), as Rights Agent;
(iv) the Plan; (v) the resolutions of the Board of Directors of the Company authorizing the issuance of the Shares and associated Rights pursuant to the Plan; and (vi) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

     On the basis of the foregoing, we advise you that, in our opinion:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     2. The Shares to be sold from time to time pursuant to the Plan, when issued and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by
        Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

     3. The Rights associated with the Shares, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                              Very truly yours,

                              /s/ Quarles & Brady LLP

                              QUARLES & BRADY LLP